This LICENSE  AGREEMENT  ("Agreement")  made as of the 15th day of May
     1997 ("Effective Date"), by and between ST. JOHN KNITS, INC., a California corporation with offices at 17422 Derian Avenue, Irvine, California 94618 ("St. John"), and SWISS ARMY BRANDS, INC., a Delaware corporation ("Licensee") with offices at One Research Drive, Shelton, Connecticut 06484 ("Licensee Location").
                                   WITNESSETH:

          In consideration of the mutual covenants hereinafter set forth, St. John and Licensee do hereby respectively grant, covenant and agree as follows:

1.       Grant of License
         ----------------

          1.1 Subject to the terms and conditions set forth in this Agreement, St. John hereby grants to Licensee, and Licensee hereby accepts, a non-transferable (except as set forth herein) exclusive license, for the Term (as defined below), to use the trademark(s) set forth in Schedule A hereto ("Licensed Trademarks") in connection with the manufacture, distribution and sale solely of the products described in Schedule A hereto ("Licensed Products") within the territory described in Schedule A hereto ("Territory") and not elsewhere. During the Term, St. John agrees that it shall not itself (except as specifically provided herein) nor shall it license any party other than Licensee to sell Licensed Products bearing the Licensed Trademarks in the Territory. Nothing herein contained shall prevent or restrict St.John or Licensee or parties licensed by either of them from manufacturing, marketing or selling products bearing or under any marks other than Licensed Trademarks (or marks confusingly similar thereto), it being understood that the license herein granted extends only to the Licensed Trademarks and no other marks and further it being understood and agreed that Licensee does not have any right to grant any sublicense relating to the Licensed Trademarks or Licensed Products. Licensee acknowledges and agrees St. John may enter into license agreements with others covering the Licensed Trademarks as applied to goods other than the Licensed Products. St. John shall, at St. John's expense, register the Licensed Trademarks for use in connection with the Licensed Products in those jurisdictions included within the Territory. During the Term, St. John agrees that it shall not license any party other than Licensee to sell Licensed Products bearing the Licensed Trademarks in any territory throughout the world.

          1.2 Licensee shall use all reasonable efforts to sell the Licensed Products and to exploit the rights herein granted throughout the Territory consistent with the high standards and prestige represented by the Licensed Trademarks.

          1.3 Licensee shall not export Licensed Products from the Territory or sell Licensed Products to any entity which it knows or has reason to believe intends to export Licensed Products from the Territory. Licensee acknowledges and agrees that the sale or marketing of the Licensed Products by it or by persons authorized by it to manufacture the Licensed Products for Licensee outside of the Territory will materially damage St. John and its relationships with other licensees, and that, accordingly, such sales shall be deemed a material breach of this Agreement.


          1.4 Any dispute between Licensee and any other licensee of St. John with respect to the scope of the license rights covered by their respective license agreements shall be resolved by St. John and St. John's resolution of such dispute shall be final and binding; provided that nothing in this Agreement shall detract from Licensee's exclusive rights granted hereunder.

          1.5 Licensee shall not sell any Licensed Products to any person or company it knows or has reason to know will sell, market or advertise the Licensed Products as part of or in combination with any items other than other Licensed Products.

2.       Term and Term Renewal
         ---------------------
          "Term" means the Initial Term (as defined in Schedule A hereto), subject to extensions as set forth herein. This Agreement shall continually renew for additional terms of such duration as is set forth in Schedule A hereto under the Duration of Additional Terms ("Additional Terms") provided that (a) Licensee is in compliance with all material terms of this Agreement on the last day of the then current Annual Period (subject to Licensee's right to notice of default and right to cure in accordance with
     Section 14 hereof and unless such failure is waived by St. John), and (b) Net Sales (as hereinafter defined) for the then current Annual Period are not less than as set forth in the Table of Minimum Net Sales for Licensed Products as set forth in Schedule A hereto ("Minimum Net Sales Table") unless such failure is waived by St. John. The First Annual Period shall commence on the Effective Date and end on the date set forth on Schedule A hereto. The First Annual Period and each twelve (12) month period commencing on the first day after the end of the First Annual Period shall constitute and shall be referred to herein as an "Annual Period." It is understood and agreed that if in any Annual Period Licensee's total Net Sales for the Licensed Product exceed the Minimum Net Sales for such Annual Period ("Minimum Net Sales Surplus") then for purposes of this Section 2 and Section 14.3 hereof any Minimum Net Sales Surplus shall be offset against the Minimum Net Sales for the next two (2) Annual Periods immediately following the Annual Period in which the Minimum Net Sales Surplus occurred. In the event this Agreement is renewed beyond the number of years set forth in the Minimum Net Sales Table, then the Minimum Net Sales for each such succeeding year shall be equal to the Minimum Net Sales for the immediately prior Annual Period. In the event that for two consecutive years "Net Sales" (as defined in Section 4.2) shall be less than Minimum Net Sales for the respective years and Licensee shall not otherwise be in material default hereunder, Licensee may, at its option, terminate this Agreement on 90 days written notice effective on the later to occur of: (a) the beginning of business on the last business day of the second of such years; or (b) 90 days after the sending of such notice. In the event of such termination, Licensee shall remain responsible for all Sales Royalties and also for Guaranteed Minimum Royalties for all periods through the Quarterly Period in which such termination is effective. In such event, the rights of the parties shall be as set forth in Section 14 hereof relating to the expiration of this Agreement.

3.       Guaranteed Minimum Royalty
         --------------------------

          3.1 (a) In consideration of the license granted by St. John hereunder, and as a condition to the use of the Licensed Trademarks, Licensee shall pay to St. John a guaranteed minimum royalty ("Guaranteed Minimum Royalty") for each Annual Period as set forth in Schedule A hereto in the Guaranteed Minimum Royalty Table.

          (b) In the event this Agreement is renewed beyond the number of years set forth in the Guaranteed Minimum Royalty Table, Licensee shall pay to St. John a Guaranteed Minimum Royalty equal to the Guaranteed Minimum Royalty for the immediately prior Annual Period.

          3.2 Unless otherwise provided in Schedule A hereto, the Guaranteed Minimum Royalty payable for each Annual Period shall be paid to St. John in four (4) equal quarter-annual installments within thirty (30) days after the close of each three (3) month period during each such Annual Period ("Quarterly Period").

          3.3 All payments of the Guaranteed Minimum Royalty are nonrefundable. Guaranteed Minimum Royalty payments actually paid to St. John shall be credited against the Sales Royalty (as hereinafter defined) payable on sales made during the Annual Period for which such Guaranteed Minimum Royalty payments were due (and no other Annual Period) except as set forth in Section 4.1.

          3.4 Subject to Section 4.1 below, in the event the Sales Royalty (as defined below) paid by Licensee for any Annual Period is less than the Guaranteed Minimum Royalty for such Annual Period, Licensee shall pay such deficit to St. John within thirty (30) days after the close of each Quarterly Period.

4.       Sales Royalty
         -------------

          4.1 In consideration of the license granted by St. John hereunder, and as a condition to the use of the Licensed Trademarks, Licensee shall pay to St. John an amount equal to ten percent (10%) of any and all Net Sales ("Sales Royalty"); provided that to the extent that Net Sales of Close-outs (as defined below) do not exceed fifteen percent (15%) of Licensee Net Sales of Licensed Products, Sales Royalty with respect to such Close-outs shall be five percent (5%) of the Close-out Net Sales; provided further that for purposes of this section Close-outs shall mean Licensed Products sold at a discount greater than twenty-five percent (25%) off manufacturers initial list wholesale price for such Licensed Product. It is understood and agreed that for purposes of calculating the Sales Royalty, except as set forth herein each Annual Period shall be treated separately and sales made in one Annual Period shall not be added to or included in Net Sales for any other Annual Period or credited against the Guaranteed Minimum Royalty due for any other Annual Period. It is also understood and agreed that if in any Quarterly Period the total Sales Royalty paid by Licensee to St. John exceeds the Guaranteed Minimum Royalty for such Quarterly Period ("Minimum Royalty Surplus") then the Minimum Royalty Surplus shall be offset against the Guaranteed Minimum Royalty for subsequent Quarterly Periods within the same Annual Period and within the next two (2) Annual Periods immediately following the Annual Period in which the Minimum Royalty Surplus occurred.

          4.2 For purposes hereof, the term "Net Sales" shall mean the invoiced amount of Licensed Products sold by Licensee or any of its affiliates, less returns and allowances evidenced by credit memoranda, and, if separately stated on sales invoices to Licensee's customers, customary trade discounts actually earned and taken by customers, shipping charges, insurance and sales taxes (or any use, value-added or similar taxes, but in no event to include any income or franchise taxes). In determining Net Sales, no deduction may be made for early payments, bad debts, advertising allowances or special promotions of any kind or for costs incurred in manufacture, sale, advertising or promotion. For purposes of calculating Net Sales, the price of Licensed Products sold by Licensee to persons or companies related to Licensee by ownership, control, or affiliation shall be deemed to be Licensee's then current list price for such Licensed Products or the price then charged to unrelated parties in arms length transactions for such products in similar quantities and under similar terms of sale, whichever is lower. Net Sales shall not include sales to St. John, St. John boutiques or St. John outlets pursuant to Section 10.7 and no Sales Royalty shall be paid in respect of such sales. A sale of Licensed Products shall be deemed made when the Licensed Products are invoiced, shipped or paid for, whichever is first to occur.

          4.3 Except as provided in Schedule A hereto, the Sales Royalty hereunder shall be due and paid quarterly within thirty (30) days after the last day of each Quarterly Period during the term of this Agreement (or portion thereof in the event of prior termination for any reason) in which the sales on which they are based are made. The Sales Royalty payable for each Quarterly Period during each shall be computed on the basis of Net Sales during such Quarterly Period, with a credit for any Guaranteed Minimum Royalty and any Sales Royalty payments theretofore made to St. John for said Quarterly Period.

          4.4 Except as specifically set forth in Section 4.1, no payment of Sales Royalty or Guaranteed Minimum Royalty for any Annual Period shall be credited against the Sales Royalty or Guaranteed Minimum Royalty due to St. John for any other Annual Period.

          4.5 If Licensee shall fail to make any of the payments due St. John hereunder as and when due, in addition to any other rights or remedies St. John may have under this Agreement or otherwise at law or in equity, St. John shall have the right to give Licensee written notice specifying the default, and if Licensee shall fail to make the overdue payments to St. John within ten (10) days after the giving of such notice, unless Licensee shall contest such payments in good faith in which event such disputed amount shall be placed in an interest bearing escrow account pending resolution of such disputes and such ten day period shall commence at the conclusion of such contest, then (a) all payments of the Guaranteed Minimum Royalty for the entire then current Quarterly Period, to the extent not theretofore paid, shall immediately become due and payable to St. John and
     (b) the Licensee's right to use the Licensed Trademarks shall be immediately terminated.

          4.6 In addition to any other rights or remedies St. John may have under this Agreement or otherwise at law or in equity, if Licensee fails to make any payment due hereunder, Licensee shall pay interest on the unpaid balance thereof from and including the date such payment becomes due until the date the entire amount is paid in full at a rate equal to the lesser of: (i) the per annum rate equal to the prime rate being charged in Los Angeles, California by Union Bank as of the close of business on the date the payment first becomes due plus three percent (3%), or (ii) the maximum rate permitted by applicable law.


5.       Sales Statement
         ---------------

          5.1 Licensee shall deliver to St. John at the time each Sales Royalty payment is due, a statement certified by a duly authorized officer of Licensee as accurate, indicating, by month and by outlet or customer, the number and invoice price of all Licensed Products shipped or sold (whichever occurs first) during the period covered by such Sales Royalty payment, the amount of discounts and credits from gross sales which may be deducted therefrom, a computation of the amount of Sales Royalty payable hereunder for said period, and such other information as St. John may reasonably request from time to time. Such statement shall be furnished to St. John whether or not any Licensed Products have been sold during the period for which such statement is due. Together with each such statement, Licensee shall deliver to St. John a copy of Licensee's then current customer list for Licensed Products.

          5.2 Licensee shall deliver to St. John, not later than forty-five (45) days after the close of each Annual Period (or portion thereof in the event of prior termination for any reason), a statement certified by its chief executive or financial officer relating to said entire Annual Period, setting forth the same information required to be submitted by Licensee in accordance with Section 5.1 above and also setting forth, with respect to the advertising and promotion of Licensed Products, the total amount expended by Licensee therefor during such Annual Period, including and stating separately those amounts paid for cooperative, trade and national consumer media advertisements. Receipt, negotiation or acceptance by St. John of any of the statements furnished, or of any sums paid to St. John, pursuant to this Agreement will not preclude St. John from questioning their correctness.

6.       Books and Records; Audits; Financial Statements
         -----------------------------------------------

          6.1 Licensee shall prepare and maintain, in accordance with generally accepted accounting practices consistently applied, separate complete true and accurate books of account and records (specifically including, without limitation, the originals or copies of documents supporting entries in the books of account) covering all transactions relating to this Agreement, which books and records shall be kept and maintained so as to enable and facilitate verification of the payments due St. John under this Agreement and shall reflect all sales and shipments of Licensed Products, all deducted amounts that are authorized hereunder, all advertising related to the Licensed Products, and the amount of the Sales Royalty payable to St. John hereunder ("Licensee Records").

          6.2 St. John and its duly authorized representatives shall have the right, during regular business hours, for the duration of this Agreement and for three (3) years thereafter, to audit the Licensee Records and examine all other documents and material in the possession or under the control of Licensee with respect to the subject matter and the terms of this Agreement, including, without limitation, invoices, credits and shipping documents. All such books of account, records and documents shall be kept available by Licensee for at least three (3) years after the end of the Annual Period to which they relate. If, as a result of any audit of Licensee's books and records, it is shown that Licensee's payments to St. John were less than the amount which should have been paid pursuant to the terms of this Agreement ("Discrepancy"), then Licensee shall pay St. John, within five (5) days of St. John's notice to Licensee of such Discrepancy, any and all payments required to be made to eliminate any Discrepancy revealed by said audit. If the Discrepancy is in an amount equal to or greater than seven and one-half percent (7.5%) of the amount actually paid with respect to sales occurring during the quarterly period in question, Licensee shall promptly reimburse St. John for the reasonable cost of such audit. Except as reasonably required to enforce its rights and remedies under this Agreement, St. John will not disclose to a third party the Licensee Records obtained by St. John pursuant hereto; provided, however, that St. John will have no such obligation with respect to information which: (i) is in the public domain or otherwise publicly disclosed by Licensee, (ii) St. John obtained from a third party that St. John reasonably believed was not under an obligation of confidentiality with respect to such information, (iii) is disclosed by Licensee to a third party without confidentiality obligations, or (iv) is otherwise independently derived by St. John.

          6.3 Provided that an audited financial statements are prepared for any fiscal year of Licensee during the Term hereof, Licensee shall deliver to St. John such audited financial statements of Licensee within 12 weeks of the end of each fiscal year of Licensee, otherwise Licensee shall deliver to St. John un-audited financial statements of Licensee within 12 weeks of the end of each fiscal year of Licensee.

7.       Design Services
         ---------------
          7.1 From time to time during each Annual Period, St. John may prepare and deliver to Licensee ideas, sketches and other materials for Licensed Products ("St. John Product Ideas"). St. John Product Ideas may, in Licensee's sole discretion, be used by Licensee on a non-exclusive basis, solely in connection with the manufacture, distribution and sale of Licensed Products in the Territory and pursuant to this Agreement. If Licensee does not notify St. John of Licensee's intent to use such St. John Product Ideas within forty-five (45) days of Licensee's receipt thereof, thereafter immediately commence and continue to take commercially reasonable steps toward the manufacture of Licensed Products based on such St. John Product Ideas and actually commence use of such St. John Product Ideas (by manufacturing Licensed Products based thereon) within eighteen
     (18) months of Licensee's receipt thereof, then Licensee shall return the St. John Product Ideas to St. John, at Licensee's expense, and may not use them or permit their use thereafter. Whether or not Licensee chooses to use any St. John Product Ideas, subject to the rights of Licensee as set forth in this Agreement, St. John may use and permit others to use them in any manner it desires. St. John shall at all times retain ownership of any and all intellectual property rights related to St. John Product Ideas and Licensee shall keep all information related to the St. John Product Ideas confidential and shall not disclose such information to any party without the prior written consent of St. John in each instance; provided, however, that Licensee shall have no such obligation with respect to information which (i) is in the public domain or otherwise publicly disclosed by St. John, (ii) Licensee obtained from a third party that was not under an obligation of confidentiality with respect to such information, (iii) is disclosed by St. John to a third party without confidentiality obligations, or (iv) is otherwise independently derived by Licensee and provided further that Licensee may disclose to the manufacturer of Licensed Products based upon the St. John Product Ideas ("SJI Licensed Product Manufacturer") that portion of the information related to the St. John Product Ideas that the SJI Licensed Product Manufacturer has a need to know in connection with such manufacture, provided that such manufacturer is obligated in writing to keep such information confidential.

          7.2 During each Annual Period, Licensee shall submit to St. John materials, designs, sketches, colors, tags, labels and packaging from which St. John may select those, if any, which St. John approves for use in connection with Licensed Products. St. John may, in its sole discretion, approve or disapprove the materials, designs, sketches, colors, tags, labels and packaging submitted as aforesaid and shall discuss with Licensee any modifications or alterations thereof. Licensee shall not use any such materials, designs, sketches, colors, tags, labels or packaging in connection with Licensed Products without first obtaining the prior express written consent of St. John. Licensee shall, at all times, retain ownership of any intellectual property to its ideas and designs (excluding the Licensed Trademarks) provided that such ideas and designs have not been embodied in a Licensed Product sold in commercial quantities.

          7.3 Licensee shall be responsible for making all samples, as well as for the production of Licensed Products, and Licensee shall bear all costs in connection therewith.

8.       Manufacture of Licensed Products; Quality Control
         -------------------------------------------------

          In order to protect the goodwill and reputation associated with the Licensed Trademarks, Licensee covenants and agrees as follows:

          8.1  Subject  to the  other  provisions  of this  Agreement  including
     Section 14.1, the contents and workmanship of Licensed Products shall be at all times of quality subject to St. John's approval as set forth herein and the Licensed Products shall be distributed and sold with packaging and sales promotion materials appropriate for Licensed Products and subject to St. John's approval and shall meet all reasonable specifications and standards therefor which St. John may provide Licensee from time to time. The Licensed Products shall conform to samples submitted by Licensee and approved by St. John's. The Licensee shall use all reasonable efforts expeditiously to submit such samples and St. John shall use all reasonable efforts expeditiously to approve or disapprove such samples. Until the submission and approval of such samples, the contents and workmanship of Licensed Products shall be commensurate with the quality of other products being sold under the Licensed Trademark. In the event Licensee and St. John do not agree on Design Samples for the initial collection within a reasonable period following the Effective Date, either party shall have the option of terminating this Agreement.

          8.2 The styles, designs, packaging, contents, workmanship and quality of all Licensed Products must be approved by St. John in writing prior to the distribution or sale thereof.

          8.3 Prior to any commercial production, sale or distribution, Licensee shall submit to St. John Design Samples of the proposed Licensed Products and obtain St. John's written approval therefor in accordance herewith. "Design Samples" shall mean either a sample of a proposed Licensed Product or a drawing thereof together with manufacturing specifications. "Approved Design Samples" shall mean Design Samples for which written approval has been given by a duly authorized officer or employee of St. John, setting forth those Design Samples approved by St. John for inclusion in the collection as Licensed Products. In the event that St. John rejects any particular Design Sample, Licensee shall either modify the rejected Design Sample and obtain St. John's written approval therefor in accordance herewith, or abandon commercial production, sale or distribution, of such Design Sample as Licensed Product hereunder ("Abandoned Design Samples"). St. John will not disclose to a third party any information identified in writing by Licensee as confidential trade secret information related to the Abandoned Design Samples obtained by St. John pursuant hereto; provided, however, that St. John will have no such obligation with respect to any such information which: (i) is in the public domain or otherwise publicly disclosed by Licensee, (ii) St. John obtained from a third party that was not under an obligation of confidentiality with respect to such information, (iii) is disclosed by Licensee to a third party without confidentiality obligations, or (iv) is otherwise independently derived by St. John.

          8.4 Before selling or distributing any Licensed Product, Licensee shall promptly submit to St. John, without cost to St. John, for St. John's inspection, samples of each of the Licensed Products from the first production run which shall conform in all material respects with the Approved Design Samples previously approved (including all color samples, tags, labeling and packaging therefor) ("Production Sample(s)"). If St. John notifies Licensee that such Production Sample(s) do not conform in all material respects to the Approved Design Sample(s), Licensee will cease to sell, offer to sell, use or show the Licensed Products represented by such sample(s) to the trade or public.

          8.5 In addition, upon St. John's request, Licensee shall furnish to St. John, without cost to St. John, samples of Licensed Products (including all tags, labeling and packaging therefor) from Licensee's then current regular production runs of Licensed Products so that St. John may assure itself of the maintenance of the quality standards set forth herein.

          8.6 The Licensed Products manufactured and sold pursuant to this Agreement shall adhere strictly to the Approved Design Samples in all material respects, including without limitation, materials, color, workmanship, designs, dimensions, styling, detail and quality. In no event shall any change thereto be made without the prior written consent of St. John, subject to the constraints of normal manufacturing processes.

          8.7 Subject to the provisions of this Agreement including Section 14.1, the quality, construction, workmanship, styling and materials of the Licensed Products shown, offered for sale or sold to the trade or public shall conform in all material respects to the quality, construction, workmanship, styling and materials of Production Sample(s) thereof approved by St. John, and in no event may such quality, construction, workmanship, styling or materials be materially inferior to the originally submitted samples of the Licensed Products.

          8.8 Without limiting any other provision of this Agreement, all Licensed Products shall comply with and be manufactured, sold, labeled, packaged, distributed and advertised in accordance with, all applicable laws and regulations and shall be at least equal in quality to the samples approved by St. John.

          8.9 St. John and its duly authorized representatives shall have the right, at St. John's expense, upon reasonable advance notice and during normal business hours, to examine Licensed Products in the process of being manufactured and to inspect all facilities utilized by Licensee in connection therewith.

          8.10 In order to maintain the reputation, image and prestige of the Licensed Trademarks, Licensee's distribution patterns shall consist of those retail outlets whose location, merchandising and overall operations are consistent with the high quality of Licensed Products and the reputation, image and prestige of the Licensed Trademarks.

          8.11 Licensee may not use a personality or celebrity to endorse or promote any Licensed Products unless and until St. John has given Licensee its specific written approval for such personality or celebrity to endorse or promote Licensed Products.

          8.12 Licensee's policy of sale, distribution and exploitation of the Licensed Products shall be of high standard and shall in no manner reflect adversely upon the good name of St. John or its other licensees or upon the goodwill and reputation associated with the Licensed Trademarks.


9.       Approvals
         ---------

          It is specifically understood and agreed that St. John=s approval pursuant to Sections 7 and 8 of this Agreement shall not be unreasonably withheld. Any sample Licensed Product or other material submitted to St. John for its approval which is not disapproved within twenty (20) business days after St. John's receipt thereof shall be deemed approved for use hereunder, but only for the use for which approval was sought.

10.      Marketing; Promotion; Advertising; Trade shows
         ----------------------------------------------

          10.1 Licensee shall exercise all reasonable efforts to promote, develop, manufacture, advertise, sell and ship the Licensed Products in appropriate media throughout the Territory as may be approved by St. John and shall continuously and diligently seek to fill all accepted purchase orders for Licensed Products and procure and maintain facilities and trained personnel sufficient and adequate to accomplish the foregoing. A cessation of the foregoing efforts for a continuous period of ninety (90) days shall be grounds for immediate termination of this Agreement at St. John's option effective upon written notice to Licensee.

          10.2 During each Annual Period throughout the Term of this Agreement, Licensee shall, at such trade shows related to products similar to the Licensed Products (as reasonably determined by Licensee), maintain a separate section in Licensee's trade show booth exclusively for the display of finished Licensed Products. Said trade show booth shall be staffed and maintained in a manner commensurate with the reputation and prestige of the Licensed Trademarks as a designation for highest quality Licensed Products. In fulfilling its obligations hereunder, Licensee shall engage such sales representatives and other personnel as will, in a commercially reasonable manner, maximize sales of Licensed Products and where appropriate shall display the Licensed Products at merchandise marts and trade shows.

          10.3 During each Annual Period during the Term, Licensee shall expend (including expenditures in connection with cooperative advertising programs), for advertising of the Licensed Products featuring the Licensed Trademarks, a sum equal to or greater than ten percent (10%) of the Net Sales of all Licensed Products during that Annual Period ("Annual Advertising Minimum"); provided, however, that if Licensee expends less than the Annual Advertising Minimum in any given Annual Period, Licensee may must make up such shortfall in the immediately following Annual Period. The advertising may be in the form of consumer, cooperative or trade advertising. St. John has the right to pre-approve all of the advertising materials in order to verify proper use and attribution regarding the Licensed Trademarks. Licensee will submit to St. John a quarterly statement of advertising expenditures together with the quarterly sales statement required by Section 5.1 hereof. St. John has the right to audit all advertising expenditure records.

          10.4 Licensee agrees to provide St. John with written descriptions of its marketing and distribution programs in such detail as may be reasonably requested from time to time by St. John prior to their implementation and as they may be modified from time to time. Licensee shall not proceed with such marketing and distribution programs without the prior written approval of St. John, which approval shall not be unreasonably withheld.

          10.5 Nothing in this Agreement shall be deemed to obligate Licensee to control the price at which its customers may sell the Licensed Products.

          10.6 Subject to the following terms and conditions, Licensee shall have the right, in its sole discretion, to utilize the modeling services of Ms.Kelly Gray in advertising of the Licensed Products up to a maximum of two (2) days per Annual Period at such times and places as are mutually agreeable to Licensee and Ms.Gray. Licensee shall pay to St. John a fee of $12,500 for each day it utilizes Ms. Gray's services pursuant hereto. Licensee shall have the right to utilize the modeling services of Ms. Gray, her name and likeness and the materials related thereto, including without limitation the photographs and related advertising copy ("Ms. Gray Campaign") only if: (a) Licensee uses the advertising agency selected by St. John, in its sole discretion, including, without limitation, St. John's own in-house advertising agency ("Designated Agency"), (b) Licensee uses the Designated Agency for any and all services related to the Ms. Gray Campaign including, without limitation, selection and control of, the photographer, staff, photographs used (and the manner of such use) and the associated advertising copy, and (c) Ms. Gray is given complete control and discretion with regard to all aspects of the use of her name and likeness including, without limitation, with regard to selection and control of, the photographer, staff, photographs used (and the manner of such use), and the associated advertising copy. Any use of the name or likeness of Ms. Gray other than as specifically set forth in this Section 10.6 shall constitute a material breach of this Agreement and, in addition to any other remedies available to St. John or Ms. Gray at law or in equity, this Agreement shall be subject to immediate termination by St. John in its sole discretion, effective upon written notice to Licensee of such termination.

          10.7 Licensee agrees to sell to St. John such reasonable quantity of Licensed Products as St. John shall request at such prices and upon such terms as are mutually agreed between the parties.

11.      The Licensed Trademarks
         -----------------------

          11.1 Licensee acknowledges and agrees that Licensee shall acquire no ownership rights to any of the Licensed Trademarks by virtue of this Agreement or otherwise and that all uses by Licensee of the Licensed Trademarks and any and all goodwill related thereto shall inure to the benefit of St. John. Licensee shall not, at any time, do or suffer to be done any act or thing which may in any way adversely affect the validity of any Licensed Trademark, any rights of St. John in and to any Licensed Trademark or any registrations thereof or which, directly or indirectly, may reduce the value of the Licensed Trademark or detract from its reputation.

          11.2 Licensee shall not use the Licensed Trademarks, in whole or in part, as a corporate name or trade name. Licensee shall not join any name or names with the Licensed Trademarks so as to form a new mark or for any other purpose or use. Licensee shall not use any name or names in connection with the Licensed Trademarks in advertising, publicity, labeling, packaging or printed matter of any kind utilized by Licensee in connection with Licensed Products, unless and until St. John consents thereto in writing.

          11.3 At St. John's request, Licensee shall execute any and all documents reasonably required by St. John to confirm St. John's ownership of all rights in and to the Licensed Trademarks and the respective rights of St. John and Licensee pursuant to this Agreement. Licensee shall cooperate with St. John in connection with the filing and prosecution by St. John of applications in St. John's name to register the Licensed Trademarks for Licensed Products and the maintenance and renewal of such registrations as may issue.

          11.4 Licensee shall use the Licensed Trademarks in the Territory strictly in compliance with the legal requirements obtaining therein and shall use such markings in connection therewith as may be required by applicable legal provisions. Licensee shall use and display the Licensed Trademarks only in such form and manner as are specifically approved in writing by St. John. Licensee shall cause to appear such legends, markings and notices as St. John may request, including, without limitation, the appropriate trademark or service mark notice, either "TM", "SM", or (R) as may be reasonably necessary in order to give appropriate notice of any trademark, service mark or other rights therein or pertaining thereto, on all Licensed Products produced hereunder, and on their tags, packaging and the like, and on all advertising, promotional and publicity material used by Licensee in connection therewith including, without limitation, point-of-sale displays and similar materials, and on any printed matter of any kind on which Licensee elects to have the Licensed Trademarks appear, including, but not limited to, business cards, invoices, order forms and stationery. Before using or releasing any such material, Licensee shall submit to St. John, and obtain St. John's prior written approval for, any and all proposed advertising, promotional and publicity copy, finished artwork for tags, labels, packaging and the like and all materials or formats of any kind on which the Licensed Trademarks appear. After any sample, copy, artwork or other material has been approved, Licensee shall not depart therefrom in any substantial respect without the prior written approval of St. John. If St. John should disapprove any sample Licensed Product or any sample tag, label, packaging or the like, or any advertising, promotional or publicity material, Licensee shall neither use nor permit the same to be used in any manner in connection with Licensed Products.

          11.5 Licensee shall not, during the Term or at any time thereafter, directly or indirectly, contest or aid others in contesting the ownership of the Licensed Trademarks or the validity of said trademarks.

          11.6 In the event that Licensee learns of any infringement, act of unfair competition by third parties or imitation of the Licensed Trademarks or of any use by any person of a trademark similar to any Licensed Trademark, it shall promptly notify St. John thereof. St. John thereupon may take such action as it deems advisable for the protection of its rights in and to the Licensed Trademarks and, if requested to do so by St. John, Licensee shall cooperate with St. John in all respects at St. John's sole expense, including without limitation by being a plaintiff or co-plaintiff and by causing its officers to execute pleadings and other necessary documents and to causing its officers and employees to devote appropriate time to litigation and/or disposition of all matters within the purview of this Section 11.6; it is understood that Licensee's officers and employees will not be compensated for their time and effort. St. John shall take such action but only such action as is commercially reasonable to protect its and Licensee's rights in and to the Licensed Trademarks. Licensee shall have no right to take any action with respect to the Licensed Trademarks without St. John's prior written approval. St. John shall have full control over any action taken, including without limitation, the right to select counsel, to settle on any terms it deems advisable in its discretion, to appeal any adverse decision rendered in any court, to discontinue any action taken by it, and otherwise to make any decision in respect thereto as it in its discretion deems advisable. If Licensee desires to retain its own counsel, it shall do so at its own expense. Any recovery as a result of such action shall belong solely to St. John.

          11.7 Licensee agrees that it shall not, during the Term or thereafter, register or apply to register any of the Licensed Trademarks or any trademarks or logos similar thereto anywhere in the world. Without limiting the foregoing, upon and after the expiration or termination of this Agreement, Licensee, upon St. John's request, shall execute such documents as may be necessary to further confirm St. John's rights in the Licensed Trademarks.

          11.8 Licensee shall use in connection with the Licensed Trademarks and their packaging and advertising such trademark and copyright notices as shall be required by St. John. Insofar as any packaging and advertising material is not created by Licensee, Licensee shall execute such assignments of copyright as St. John shall reasonably require. Notwithstanding the foregoing sentence, Licensee's existing copyrights, trademarks and other proprietary rights incorporated into such artwork shall remain the property of Licensee and shall not be assigned to St. John and shall not be subject to St. John's use, without Licensee's prior written consent.

          11.9 Other than the Licensed Products, Licensee shall not, during the Term or at any time thereafter, directly or indirectly, market or sell any product which is of such a design as to be associated by consumers with St. John.

12.      Copyright
         ---------

          Any copyright which may be created in any materials provided by St. John hereunder including, without limitation, any sketch, design, packaging, label, tag or the like designed or approved by St. John shall be the property of St. John. Licensee shall not, at any time, do or suffer to be done any act or thing which may adversely affect any rights of St. John in such sketches, designs, packaging, labels, tags and the like, including, without limitation, disclosing such information or filing any application in Licensee's name to record any claims to copyrights in Licensed Products, and Licensee shall do all things reasonably required by St. John to preserve and protect said rights, including, without limitation, placing the copyright notice on all Licensed Products and the packaging, labels and tags therefor.

13.      Indemnity; Insurance
         --------------------

          13.1 Licensee hereby indemnifies, saves and holds St. John harmless from and against any and all liabilities, losses, damages and expenses (including reasonable attorneys' fees and expenses) arising out of or resulting from: (i) any act or omission that may be committed or suffered by Licensee or any of its servants, agents or employees in connection with Licensee's performance of this Agreement, (ii) any actual or alleged defects in any of the Licensed Products or other claim related to any of the Licensed Products, (iii) any actual or alleged infringement or violation of any patents, copyrights, trademarks (other than those arising from the use of the Licensed Trademarks as permitted hereunder) or other rights, including trade secrets and rights of privacy and publicity, in connection with the manufacture, distribution, sale, use, advertisement or promotion of any of the Licensed Products, (iv) Licensee's false or misleading advertising in connection with any of the Licensed Products, (v) any violation of any applicable law or regulation in connection with the manufacture, marketing, distribution, sale, advertisement or promotion of any of the Licensed Products, (vi) any use of any of the Licensed Trademarks in a manner not authorized by this Agreement, or (vii) any breach of this Agreement by Licensee. Subject to the provisions of this Agreement, St. John will promptly notify Licensee of any claim covered by indemnification contained in this Section 13.1. Upon receipt of such notification, Licensee shall notify St. John whether Licensee deems such claim to be within the ambit of this Section 13.1. If Licensee replies in the affirmative, Licensee shall defend such claim at its expense by counsel reasonably selected by Licensee. If Licensee shall fail to respond to such notice within 10 days or if Licensee shall respond to such notice by denying that such claim is within the ambit of this Section 13.1, St. John may defend such claim by counsel reasonably selected by St. John without waiving St. John's rights to indemnification, if any, pursuant to this
     Section 13.1. Notwithstanding anything to the contrary herein contained, the indemnification provided by this Section 13.1 shall not apply to claims related to the use of Licensed Trademarks as permitted hereunder nor to claims by St. John against Licensee for violation of this Agreement. Notwithstanding any provision hereof, Licensee shall not be liable for damages to St. John hereunder to the extent that such damages result from St. John's failure to promptly notify Licensee of claims or actions. Notwithstanding any provision hereof, regarding any claim under Section 13.1(iii) involving actual or alleged infringement or violation of the Licensed Trademarks (other than claims between the parties hereto), the parties shall jointly control the defense of such claim, both parties shall cooperate in good faith in connection with such defense and each pay one half of the legal fees incurred in connection with the defense of such claims; provided, however, that at any time St. John may take control of the defense of such claim provided that St. John waives Licensees obligation to indemnify it under Section 13.1(iii). In the event that a recall of any Licensed Products is required, ordered or recommended by any court or government agency or any applicable law or regulation, for any reason, Licensee shall comply with such requirement, order or recommendation and shall bear all the expenses thereof. Licensee shall promptly notify St. John of any claim which may be made against Licensee arising out of Licensee's use of the Licensed Trademarks. The provisions of this Section and Licensee's obligations hereunder shall survive the expiration or termination of this Agreement.

          13.2 Before selling or shipping any Licensed Products, Licensee shall procure and maintain at its own expense in full force and effect at all times during which Licensed Products are being sold, with a reputable insurance carrier reasonably acceptable to St. John, a public liability insurance policy to protect and insure St. John and Licensee against any claims or liabilities with which it or they may be charged because of personal or property damage or injuries suffered by any person or entity, resulting from the Licensed Products or the manufacture, use or sale thereof, whether during the Term or thereafter including, without limitation, product liability coverage with respect to Licensed Products, as well as contractual liability coverage with respect to this Agreement, with a limit of liability of not less than $2,000,000 (U.S.) (combined single limit) ("Insurance Minimum"); provided, however, that such Insurance Minimum shall be increased at the end of each Annual Period throughout the Term to an amount equal to the Insurance Minimum for the immediately preceding Annual Period ("Previous Year Insurance Minimum") plus an amount equal to the CPI Index Factor (as defined below) times the Previous Year Insurance Minimum. For purposes of this Agreement the "CPI Index Factor" shall be equal to the percentage difference between and the Consumer Price Index for All Urban Consumers -- All Items for the immediately preceding Annual Period and the Consumer Price Index for All Urban Consumers -- All Items for the next most recent Annual Period. Such insurance policy shall be written for the benefit of both Licensee and St. John (St. John shall be named in the policy as a named insured) and shall provide for at least thirty (30) days prior written notice to said parties of the cancellation or substantial modification thereof. Such insurance may be obtained by Licensee in conjunction with a policy of product liability insurance which covers products other than Licensed Products. Licensee shall maintain such insurance in full force and effect throughout the Term and for at least two
     (2) years after the latter of, the termination of this Agreement, or Licensee's last sale of product bearing the Licensed Trademark. Within ten
     (10) days after the date this Agreement is executed and on the first day of each Annual Period thereafter, Licensee shall deliver to St. John a certificate of insurance evidencing that such insurance is in full force and effect and that it cannot be canceled or substantially modified without the insurer giving St. John written notice thereof at least thirty (30) days prior to the effective date of the cancellation or modification. The insurance described in this Section 13.2 is understood to be primary and is not subject to contribution by any other insurance which may be available to St. John. Nothing contained in this Section 13.2 shall be deemed to limit in any way the indemnification provisions of Section 13.1 above.

          13.3  Subject  to any  other  provision  of this  Agreement  including
     Sections 20.10 and 20.11, St. John hereby indemnifies, saves and holds Licensee harmless from and against any and all liabilities, losses, damages and expenses (including reasonable attorneys' fees and expenses) arising out of or resulting from any actual or alleged infringement or violation of any trademarks or any patents or copyrights provided by St. John under this Agreement arising out of Licensee's use of the Licensed Trademarks as permitted hereunder. Licensee will promptly notify St. John of any claim covered by indemnification contained in this Section 13.3. Upon receipt of such notification, St. John shall notify Licensee whether St. John deems such claim to be within the ambit of this Section 13.3. If St. John replies in the affirmative, St. John shall defend such claim at its expense by counsel reasonably selected by St. John. If St. John shall fail to respond to such notice within 10 days or if St. John shall respond to such notice by denying that such claim is within the ambit of this Section 13.3, Licensee may defend such claim by counsel reasonably selected by Licensee without waiving Licensee's rights to indemnification, if any, pursuant to this Section 13.3. Notwithstanding any provision hereof, St. John shall not be liable for damages to Licensee hereunder to the extent that such damages result from Licensee's failure to promptly notify St. John of claims or actions. Should the Licensed Trademarks become the subject of a trademark infringement claim or action ("Trademark Infringement Claim") then St. John may, at St. John's option, terminate Licensee's right to use the Licensed Trademarks in the manner alleged in the Trademark Infringement Claim; provided, however, that only if (i) Licensee no longer has the exclusive right to use the Licensed Trademarks or the Licensed Products within the United States, (ii) Licensee is enjoined from using the Licensed Trademarks or the Licensed Products in the United States, or (iii) St. John terminates Licensee's right to use the Licensed Trademarks in the United States pursuant to this section, Licensee shall have the option to terminate this Agreement by written notice to St. John, effective upon receipt and St. John will purchase inventory of Licensed Products allocated to such market at Licensee's cost ("Market Inventory Purchase") and such Market Inventory Purchase constitutes the parties best estimate of the total damages to Licensee and shall constitute liquidated damages and Licensee waives any other claim at law or in equity related thereto. In the event of the purchase of inventory by St. John from Licensee pursuant to this or any other section of this Agreement, Licensee hereby consents to the advertising, distribution and sale of such inventory by St. John.

14.      Default and Termination
         -----------------------

          14.1 If Licensee shall at any time breach or be in default of any of the assignment provisions, insurance provisions, indemnification provisions, royalty payment provisions or the royalty reporting provisions of this Agreement and such breach or default is not remedied within fifteen
     (15) days after St. John has given Licensee written notice of such breach or default, St. John may, at its sole election and in addition to and without prejudice to any other rights or remedies it may have at law or in equity, terminate this Agreement by giving written notice of termination to Licensee, and such termination shall be effective upon giving of such notice of termination. If Licensee shall at any time materially breach or be in material default of any other provision of this Agreement (including the quality control provisions), and such breach or default is not remedied by Licensee to St. John's satisfaction within thirty (30) days after St. John has given Licensee written notice of such breach or default or, Licensee has not taken commercially reasonable steps to remedy such breach or default within twenty (20) days after St. John has given Licensee written notice of such breach or default and such efforts to remedy such breach or default to St. John's satisfaction are not completed within forty
     (40) days of the commencement of such commercially reasonable steps then, St. John may, at its sole election and in addition to and without prejudice to any rights or remedies it may have at law or in equity, terminate this Agreement by giving written notice of termination to Licensee, and such termination shall be effective upon giving such notice of termination; provided, however, that Licensee shall not be deemed in breach of this Agreement if the majority of a particular Licensed Product model ("Epidemic Product") experiences an identical defect ("Epidemic Defect") provided that
     Licensee: (i) immediately notifies St. John of such Epidemic Defect in writing ("Epidemic Defect Notice"), (ii) immediately stops shipping such Epidemic Product, (iii) within three (3) months of the Epidemic Defect Notice, institutes a recall program covering all Epidemic Product wherein Licensee offers to Defective Product purchasers at least one of the following (at Licensee's option) to repair the Defective Product, to replace the Defective Product or to provide a refund of the purchase price of the Defective Product, and provided further that no more than one Epidemic Defect occurs within any five (5) year period during the Term.

          14.2 (a) In the event that Licensee files a petition in bankruptcy, is adjudicated a bankrupt or files a petition or otherwise seeks relief under or pursuant to any bankruptcy, insolvency or reorganization statute or proceeding, or if a petition in bankruptcy is filed against it or it becomes insolvent or makes an assignment for the benefit of its creditors or a custodian, receiver or trustee is appointed for it or a substantial portion of its business or assets and such petition is not dismissed within forty-five (45) days of the filing of such petition, this Agreement shall terminate automatically and forthwith.

          (b) No assignee for the benefit of creditors, custodian, receiver, trustee in bankruptcy, sheriff or any other officer of the court or official charged with taking over custody of Licensee's assets or business shall have any right to continue this Agreement or to exploit or in any way use the Licensed Trademarks.

          (c) As provided in Section 18 hereof, the Licensee's performance under this contract is personal in nature and St. John is excused from accepting the performance of a party other than the Licensee. The parties agree that this Agreement is a nonassignable contract under section 365(c) of the Bankruptcy Code, or any amendment or successor thereto (the "Bankruptcy Code"). Further, in the event the Licensee is a debtor under the Bankruptcy Code and this Agreement has not been terminated, the parties agree that adequate protection of St. John's interest in this Agreement and any use of the Licensed Trademarks by Licensee requires that Licensee comply with all of the terms of this Agreement, including, without limitation, timely making the royalty payments under Section 4 and maintaining the quality of the Licensed Products as required under Section 8.

          14.3 If Net Sales for any Annual Period do not equal or exceed the Minimum Net Sales specified for such Annual Period in the Minimum Net Sales Table (or as otherwise determined pursuant to Section 2 hereof), St. John may, at its option, terminate this Agreement by giving Licensee written notice and such termination shall be effective upon the giving of such notice of termination.

          14.4 No failure or delay on the part of either party to exercise its right of termination hereunder for any one or more causes shall be considered to prejudice its rights of termination for such or for any other or subsequent cause. Termination or expiration of this Agreement for any reason whatsoever shall not relieve the parties from their respective obligations arising hereunder prior to such termination or expiration. The termination rights set forth in this Section 14 are in addition to and without prejudice to any other rights or remedies St. John may have at law or in equity.

          14.5 In the event the representation and warranty of St. John set forth in Section 17.1 hereof shall be in any material respect untrue in the Territory, Licensee shall have the right and option upon written notice to St. John to terminate this Agreement.

15.      Rights on Expiration or Termination
         -----------------------------------

          15.1 In the event of termination in accordance with Section 14 above, in addition to any other rights or remedies St. John may have under this Agreement or otherwise at law or in equity, Licensee shall pay to St. John:
     (i) any Sales Royalty then owed to it pursuant to Section 4 above or otherwise, (ii) any Guaranteed Minimum Royalty then owed to it pursuant to
     Section 3 above, and (iii) an amount equal to any other actual damages St. John may have suffered on account of such termination or the acts or omissions from which it resulted.

          15.2 Notwithstanding any termination in accordance with Section 14 above, St. John shall have and hereby reserves all rights and remedies which it has, or which are granted to it by operation of law or in equity, to enjoin the unlawful or unauthorized use of the Licensed Trademarks (any of which injunctive relief may be sought in the courts, and also may be sought, prior to or in lieu of termination), to collect royalties payable by Licensee pursuant to this Agreement and to be compensated for damages for breach of this Agreement. In addition, nothing herein shall be deemed to prevent a party from bringing an action for damages either prior to or in lieu of termination if a default in performance by the other party occurs and is not cured timely in accordance with the provisions of Section 14 above. The parties acknowledge that Licensee's unauthorized use of the Licensed Trademarks will give rise to irreparable injury to St. John, inadequately compensable in damages. Accordingly, in addition to any other remedies which may be available to St. John at law or in equity, St. John shall be entitled to preliminary and permanent injunctive relief against such breach or threatened breach without the necessity of proving actual damages or that monetary damages would be inadequate.

          15.3 Upon the expiration or termination of this Agreement, Licensee shall immediately deliver to St. John a complete and accurate schedule of Licensee's inventory of Licensed Products and of related work in process then on hand ("Inventory"). Such schedule shall be prepared as of the close of business on the date of such expiration or termination and shall reflect Licensee's cost of each such item. St. John thereupon shall have the option, exercisable by notice in writing delivered to Licensee within thirty (30) days after its receipt of the complete Inventory schedule, to purchase any or all of the Inventory for an amount equal to the cost to Licensee of the Inventory (less any discounts, rebates or other incentives) being purchased. In the event such notice is sent by St. John, Licensee shall deliver to St. John or its designee all of the Inventory referred to therein within ten (10) days after St. John's said notice against payment of the purchase price therefore. St. John shall pay Licensee for such Inventory as is in marketable condition within sixty (60) days after its receipt thereof. Notwithstanding anything to the contrary herein, in the event that St. John notifies Licensee of its desire to purchase any of the Inventory pursuant to this Section, such notice shall apply only to that portion of the Inventory remaining on the date said notice is received by Licensee.

          15.4 If this Agreement expires or is terminated other than pursuant to
     Section 14.2(a) then, subject to Section 13.3 hereof, (except in case of termination resulting from Licensed Products or related promotional materials in violation of Section 8 or Section 11.4) to the extent St. John has not exercised its option to purchase Inventory pursuant to Section 15.3, License shall be entitled, for an additional period of twelve (12) months only, on a non-exclusive basis, to sell and dispose of its Inventory. Such sales shall be made subject to all of the provisions of this Agreement (which shall survive the termination of the Agreement) including, without limitation, the provisions related to the payment of Sales Royalty and to an accounting for the payment of Sales Royalty thereon. Such final accounting shall be due within thirty (30) days after the close of the said twelve (12) month period.

          15.5 Except as specifically provided in Section 15.4 above, on the expiration or termination of this Agreement, all of the rights of Licensee under this Agreement shall terminate forthwith and shall revert immediately to St. John, all Sales Royalties on sales theretofore made shall become immediately due and payable and Licensee shall discontinue forthwith all use of the Licensed Trademarks, no longer shall have the right to use the Licensed Trademarks or any variation or simulation thereof and promptly shall transfer to St. John, free of charge, all registrations, filings and rights with regard to the Licensed Trademarks which it may have possessed at any time. In addition, Licensee thereupon shall deliver to St. John, free of charge, all samples of Licensed Products and all sketches and other material in its possession which were designed or approved by St. John and all labels, tags and other material in its possession with any Licensed Trademark thereon. After the expiration or termination of this Agreement, Licensee shall not use, or permit others to use, any of said sketches and other material used in connection with the Licensed Products without first obtaining the express written consent of St. John in each instance.

16.      Brokerage Indemnity
         -------------------

          Each party hereby indemnifies the other against and holds it harmless from any and all liabilities (including, without limitation, reasonable attorneys' fees and disbursements paid or incurred in connection with any such liabilities) for any brokerage commissions or finders' fees in connection with this Agreement or the transactions contemplated hereby with respect to any broker retained or allegedly retained by such party.

17.      Representations and Warranties
         ------------------------------

          17.1 St. John represents and warrants that it has full right, power and authority to enter into this Agreement and to the best of its knowledge it has full right, power and authority to perform all of its obligations hereunder. St. John further represents and warrants that it has granted no other existing license to use any Licensed Trademark on Licensed Products in the Territory and to the best of its knowledge no other party is using the Licensed Trademark on products substantially similar to the Licensed Products. St. John represents and warrants that to the best of its knowledge, no third party has the right to use the Licensed Trademarks on the Licensed Products in the Territory. St. John represents and warrants that to the best of its knowledge no proceedings have been instituted are pending or threatened which challenge St. John's right to grant Licensee's the right to use the Licensed Trademarks or the Licensed Products in the Territory. The foregoing warranties are the entire warranties of St. John and St. John makes no other warranty of any kind, either express or implied.

          17.2 Licensee represents and warrants that it has full right, power and authority to enter into this Agreement and to perform all of its obligations hereunder.

18.      Assignability; Binding Effect
         -----------------------------

          18.1 (a) The parties hereto recognize that (i) this Agreement and the performance of the Licensee hereunder is personal in nature and (ii) St. John is relying on the Licensee's reputation and standards for quality and workmanship and Licensee's creative and design skills in entering into this Agreement. Therefore, neither this Agreement nor the license or other rights granted hereunder may be assigned, sublicensed or transferred by Licensee or by operation of law without the express written consent of St. John (which consent may be withheld in the sole and absolute discretion of St. John), and any such attempted assignment, sublicense or transfer, whether by Licensee or by operation of law, directly or indirectly, shall be void and of no force or effect and shall constitute a material breach of this Agreement. A "Change in Control" (as defined below) of Licensee is a prohibited assignment and material breach of this Agreement and all rights granted hereunder except as otherwise expressly stated in this Section 18.1.

          In  the  event  of  a  "Change  in  Control"   as  defined   below  in
     Section 18(b), Licensee shall give St. John written notice of such "Change in Control" in accordance with the notice provisions of this Agreement and addressed to the Chief Executive Officer of St. John (the "Change in Control Request"). Within 20 business days of the receipt of such notice, St. John shall do one of the following:

          (i) Notify Licensee that St. John consents to the Change in Control Request;

          (ii) Notify Licensee that St. John does not consent to the Change in Control Request, provided, however, that St. John shall not unreasonably withhold its consent under this Section 18(a)(ii). Any Change in Control of Licensee without consent under this Section 18(a)(ii) shall be deemed a violative assignment in material breach of this Agreement; or

          (iii)Notify Licensee that St. John consents to the Change in Control Request provided, however, that for a period of one year following the effective date of the Control in Control, St. John may, at its sole and absolute discretion, terminate this Agreement by giving notice in accordance with the notice provisions of this Agreement (the "Termination Notice"). The effective date of any such termination shall be one year from the date of the Termination Notice.

                  (b)      A "Change in Control" means any of the following:

          (i) The acquisition, after the date hereof, by any person, entity, or group, within the meaning of Section 13(d) or Section 14(d) of the Securities Exchange Act of 1934 and the rules promulgated thereunder, of beneficial ownership of 25% or more of the outstanding shares of the Licensee's common stock or other voting stock; or

          (ii) A merger, reorganization, consolidation or other business combination or similar transaction whereby the stockholders of the Licensee immediately prior to such approval do not, immediately after consummation of such merger, reorganization, consolidation or other business combination or similar transactions own more than 50% percent of the voting stock of the surviving entity; or

          (iii) A liquidation or dissolution of the Licensee or the sale of all or substantially all of the assets of the Licensee related to its timepiece business.

               (c) Notwithstanding any other provision of this Section 18, St. John may, at its sole and absolute discretion, terminate this Agreement in the event that a Change in Control results in a new licensee under this Agreement which is a competitor of St. John.

          18.2 Except as otherwise provided herein, this Agreement shall inure to the benefit of and shall be binding upon the parties, their respective successors, St. John's transferees and assigns and Licensee's permitted transferees and assigns.

19.      Jurisdiction; Attorney's Fees
         -----------------------------

          19.1 (a) The sole jurisdiction and venue for any Court Action arising out of this Agreement shall be an appropriate federal or state court in Orange County, California. Each of St. John and Licensee hereby irrevocably submits to the jurisdiction of any of said courts in any Court Action and hereby waives any claim or defense of inconvenient forum.

          (b) Each of St. John and Licensee represents and warrants that it is not entitled to immunity from judicial proceedings and agrees that, should the other bring any Court Action, it will not claim any immunity from such proceedings for itself or with respect to its property.

          19.2 In the event of any action for the breach of this Agreement by any party, the prevailing party shall be entitled to reasonable attorney's fees, costs and expenses incurred in such action.

20.      Miscellaneous
         -------------

          20.1 Licensee shall not give away Licensed Products or sell Licensed Products in connection with any tie-in or promotional campaign primarily relating to products other than Licensed Products without the prior written consent of St. John.

          20.2 Notwithstanding anything to the contrary contained in this Agreement, St. John shall have the right, exercisable at any time, to negotiate and enter into agreements with third parties pursuant to which it may grant a license to use the Licensed Trademarks in connection with the manufacture, distribution and sale of Licensed Products in the Territory or provide consultation and design services with respect to Licensed Products in the Territory, but only if, pursuant to such third party agreements, the Licensed Products are not shipped prior to the termination of this Agreement. St. John shall take reasonable steps to keep confidential any discussions with third parties pursuant to this section and to obtain similar agreements from such third parties.

          20.3 This Agreement shall be construed and interpreted in accordance with the laws of the State of California, excluding its choice of law provisions.

          20.4 This Agreement along with all Schedules attached hereto, which are incorporated herein by this reference, contain the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written understandings and agreements relating thereto and no provision hereof may be waived, modified, discharged or terminated, except in a writing executed by a duly authorized officer of both parties.

          20.5 Nothing herein contained shall be construed to constitute the parties hereto as partners or as joint venturers, or either as agent of the other, and neither party shall have the power to obligate or bind the other party in any manner whatsoever.

          20.6 A failure of either party to exercise any right provided for herein shall not be deemed to be a waiver of any right hereunder. No waiver by either party, whether express or implied, of any provision of this Agreement, or of any breach or default thereof, shall constitute a continuing waiver of such provision or of any other provision of this Agreement. Acceptance of payments by St. John shall not be deemed a waiver by St. John of any violation of or default under any of the provisions of this Agreement by Licensee.

          20.7 If any provision or any portion of any provision of this Agreement shall be held to be void or unenforceable, the remaining provisions of this Agreement and the remaining portion of any provision held void or unenforceable in part shall continue in full force and effect.

          20.8 All reports, approvals, requests, demands and notices required or permitted by this Agreement to be given to a party shall be in writing and shall be deemed to be duly given if personally delivered, if mailed (by certified or registered mail, return receipt requested) or if sent by overnight mail or courier service, such as Express Mail or Federal Express, which requires the addressee to acknowledge receipt thereof, to the party concerned at its address set forth on page 1 above (or at such other address as a party may specify by notice to the other) and shall be deemed given (i) if by hand or overnight delivery, upon receipt thereof; or (ii) if mailed, three (3) days after deposit in the U.S. mail, postage prepaid, certified mail, return receipt requested.

          20.9 This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement to be drafted. If any words or phrases in this Agreement shall have been stricken out or otherwise eliminated, whether or not any other words or phrases have been added, this Agreement shall be construed as if those words or phrases were never included in this Agreement, and no implication or inference shall be drawn from the fact that the words or phrases were so stricken out or otherwise eliminated.

          20.10 EXCEPT FOR THOSE CLAIMS SET FORTH IN SECTION 13.3 HEREOF, UNDER NO CIRCUMSTANCES SHALL ST. JOHN, ITS EMPLOYEES, AFFILIATES OR AGENTS BE LIABLE FOR ANY DAMAGES, INCLUDING ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES THAT RESULT FROM LICENSEE'S USE OF OR INABILITY TO USE THE LICENSED TRADEMARKS, AND LICENSEE HEREBY WAIVES ANY CLAIMS WITH RESPECT THERETO, WHETHER BASED ON CONTRACT, TORT OR OTHER GROUNDS, EVEN IF ST. JOHN HAS BEEN ADVISED OF THE POSSIBILITY OF DAMAGES.

          20.11 NOTWITHSTANDING THE FOREGOING, EXCEPT FOR ST. JOHN'S REIMBURSEMENT OBLIGATION AS SET FORTH IN SECTION 13.3 HEREOF, IN NO EVENT SHALL THE TOTAL AGGREGATE LIABILITY OF ST. JOHN, ITS EMPLOYEES, AFFILIATES AND AGENTS FOR ALL DAMAGES, LOSSES AND CAUSES OF ACTION WHETHER IN CONTRACT, TORT, INCLUDING NEGLIGENCE, OR OTHERWISE, EITHER JOINTLY OR SEVERALLY, EXCEED THE AGGREGATE DOLLAR AMOUNT PAID BY LICENSEE TO ST. JOHN FOR THE LICENSED PRODUCTS AT ISSUE IN THE TWELVE (12) MONTHS PRIOR TO THE CLAIMED INJURY OR DAMAGE. LICENSEE HEREBY RELEASES ST. JOHN FROM ANY AND ALL OBLIGATIONS, LIABILITIES AND CLAIMS IN EXCESS OF THIS LIMITATION.

          20.12 This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which shall constitute one and the same instrument. This Agreement may be executed and delivered via facsimile and such execution and delivery by facsimile shall have the same force and effect as a hand delivered executed original.


          IN WITNESS WHEREOF, the parties hereto each acting under due and proper authority, have duly executed this Agreement as of the day and year first above written.

ST. JOHN KNITS, INC.                              SWISS ARMY BRANDS, INC.


By: BOB GRAY                                          By: J. Merrick Taggart
Its:C.E.O.                                            Its:President


                                   Schedule A


1.   Licensed Trademark: "St. John", a trademark of St. John Knits, Inc. Current
     Applications:

2. Licensed Products: Wrist watches, travel alarm clocks and watches that bear the Licensed Trademark.

3. Territory: Throughout the following jurisdictions provided that additional jurisdictions may be added from time to time by mutual written consent of the parties:

                  United States                 Australia
                  Canada                        United Kingdom
                  Japan                         Germany
                  Hong Kong                     BENELUX
                  Korea                         Switzerland
                  Indonesia                     Any Caribbean nations requested
                                                by Licensee
                    Any other country requested by Licensee in which St. John sells in commercial quantities, goods bearing the Licensed Trademark provided that the representations and warranties
                    contained  in  this  Agreement   shall  apply  only  to  the
                    jurisdictions   where  St.  John   registers   the  Licensed
                    Trademark

4. Initial Term: The period commencing on the earlier of (a) the date on which Licensee first delivers Licensed Products in commercial quantities or (b) September 1, 1998, and expiring December 31, 1999.

5.   Duration of Additional Terms: 2 years

6.   Guaranteed Minimum Royalty Table:

         Annual Period                             Guaranteed Minimum Royalty

         First Annual Period (Initial Term)             $  154,000 (U.S.)
         Second Annual Period                           $  284,000 (U.S.)

                                  (IF THE TERM IS EXTENDED)

         Third Annual Period                            $  419,000 (U.S.)
         Fourth Annual Period                           $  575,000 (U.S.)

                                  (IF THE TERM IS EXTENDED)

         Fifth Annual Period                            $  603,000 (U.S.)
         Sixth Annual Period                            $  634,000 (U.S.)

                                  (IF THE TERM IS EXTENDED)

         Seventh Annual Period                          $  665,000 (U.S.)
         Eighth Annual Period                           $  699,000 (U.S.)

                                  (IF THE TERM IS EXTENDED)

         Ninth Annual Period                            $  734,000 (U.S.)
         Tenth Annual Period                            $  770,000 (U.S.)

                                  (IF THE TERM IS EXTENDED)

         Eleventh Annual Period                         $  809,000 (U.S.)
         Twelfth Annual Period                          $  849,000 (U.S.)

                                  (IF THE TERM IS EXTENDED)

         Thirteenth Annual Period                       $  892,000 (U.S.)
         Fourteenth Annual Period                       $  936,000 (U.S.)

          The Term shall be extended indefinitely subject to the requirements of
     Section 2, Section 18 and the termination provisions of the Agreement.

7.       Guaranteed Minimum Royalty Payment Schedule:
         --------------------------------------------

          The  Guaranteed  Minimum  Royalty  shall  be paid in  accordance  with
     Section 3.2 of the Agreement.

8.       Sales Royalty Payment Schedule:
         -------------------------------

          The Sales Royalty shall be paid in accordance with Section 4.3 of the Agreement.

10.      Minimum Net Sales for Licensed Products:
         ----------------------------------------

         Annual Period                                    Minimum Net Sales

         First Annual Period                               $  617,000 (U.S.)
         Second Annual Period                              $1,535,000 (U.S.)

                                (IF THE TERM IS EXTENDED)

         Third Annual Period                               $2,264,000 (U.S.)
         Fourth Annual Period                              $3,107,000 (U.S.)

                                (IF THE TERM IS EXTENDED)

         Fifth Annual Period                               $3,262,000 (U.S.)
         Sixth Annual Period                               $3,425,000 (U.S.)

                                (IF THE TERM IS EXTENDED)

         Seventh Annual Period                             $3,596,000 (U.S.)
         Eighth Annual Period                              $3,776,000 (U.S.)

                                (IF THE TERM IS EXTENDED)

         Ninth Annual Period                               $3,965,000 (U.S.)
         Tenth Annual Period                               $4,163,000 (U.S.)

                                (IF THE TERM IS EXTENDED)

         Eleventh Annual Period                            $4,372,000 (U.S.)
         Twelfth Annual Period                             $4,590,000 (U.S.)

                                (IF THE TERM IS EXTENDED)

         Thirteenth Annual Period                          $4,820,000 (U.S.)
         Fourteenth Annual Period                          $5,061,000 (U.S.)

                                LICENSE AGREEMENT

                                     between

                              St. John Knits, Inc.

                                       and

                             Swiss Army Brands, Inc.
                                   (Licensee)
                                LICENSE AGREEMENT

                                TABLE OF CONTENTS

Section                                                                Page No

1.       Grant of License..................................................  1

2.       Term and Term Renewal.............................................  2

3.       Guaranteed Minimum Royalty........................................  2

4.       Sales Royalty.....................................................  3

5.       Sales Statement...................................................  5

6.       Books and Records; Audits; Financial Statements...................  5

7.       Design Services...................................................  6

8.       Manufacture of Licensed Products; Quality Control.................  7

9.       Approvals.........................................................  9

10.      Marketing; Promotion; Advertising; Trade shows....................  9

11.      The Licensed Trademark............................................ 11

12.      Copyright......................................................... 13

13.      Indemnity; Insurance.............................................. 13

14.      Default and Termination........................................... 15

15.      Rights on Expiration or Termination............................... 17

16.      Brokerage Indemnity............................................... 18

17.      Representations and Warranties.................................... 19

18.      Assignability; Binding Effect..................................... 19

19.      Jurisdiction; Attorney's Fees..................................... 20

20.      Miscellaneous..................................................... 21